UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2005

MULTICELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16354	52-1412493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 George Washington Highway Lincoln, Rhode Island 02865
(Address of principal executive offices, including zip code)

(401) 333-0610
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 15, 2005, the board of directors of MultiCell Technologies, Inc. (the "Company") appointed Anthony Altig to the board of directors to serve until his successor is duly appointed or elected. In connection therewith, the board of directors granted to Mr. Altig an option to purchase 50,000 shares of the Company's common stock at an exercise price per share of $0.95, the closing price of the Company's common stock on September 15, 2005, as reported on the over the counter bulletin board. The option has a 5-year term, and 1/36th of the shares underlying the option vest on the last day of each month following the date of grant over the next three years, so long as Mr. Altig continues to be a service provider to the Company. Mr. Altig's option will be governed by the Company's 2004 Equity Incentive Plan. Mr. Altig was also appointed to serve on the Audit Committee of the board of directors and qualifies as a financial expert.

Mr. Altig, age 49, has been, since December 2004, Senior Vice President and Chief Financial Officer of Diversa Corporation, a public biotechnology company. From October 2002 to November 2004, Mr. Altig served as Vice President and Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company. From 2000 to 2001, Mr. Altig served as Executive Vice President and Chief Financial Officer for NBC Internet, an Internet consumer media and e-commerce portal company. From 1998 to 2000, Mr. Altig served as Executive Partner and Chief Accounting Officer of USWeb Corporation (acquired by Whitman-Hart), an Internet professional services firm.

A copy of the press release announcing Mr. Altig's appointment to the Company's board of directors is attached as Exhibit 99.2, hereto and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

     (c)  Exhibits

          99.1     Press release dated September 19, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTICELL TECHNOLOGIES, INC.

	By:	/s/ W. Gerald Newmin

W. Gerald Newmin Chief Executive Officer

Date: September 19, 2005